Exhibit 99.2

PRELIMINARY HALF YEAR ANNOUNCEMENT

DILIGENT BOARD MEMBER SERVICES, INC

RESULTS FOR ANNOUNCEMENT TO THE MARKET

Reporting Period:	6 months to 30th June 2013

Previous Reporting Period:	6 months to 30th June 2012

	Amount (000s) for half year ended June 30, 2013	Percentage change	Amount (000s) for half year ended June 30, 2012 (As restated)

Revenue from ordinary activities	$29,337	84%	$15,946

Profit (loss) from ordinary activities before tax attributable to security holders	$5,818	250%	$1,664

Profit (loss) from ordinary activities after tax attributable to security holders *	$3,457	162%	$1,317

Interim Dividend on Ordinary Shares	Amount per security	Imputed amount per security
	Nil	Nil

Record Date	N/A
Dividend Payment Date	N/A

Interim Dividend on Preferred Stock	Amount per security	Imputed amount per security
	Nil	N/A

Record Date	NA
Dividend Payment Date	NA

Comments	See the Management’s Discussion and Analysis section in the attached 2013 Half Year Report. This preliminary announcement contains restated financial information for the half year ended June 30, 2012. See the explanatory Note in the attached Half Year Report for more information.

Financial information	This preliminary announcement should be read in conjunction with Diligent’s unaudited condensed consolidated financial statements for the six months ended 30 June 2013 as contained in the attached 2013 Half Year Report.

*This is equivalent to net profit (loss) attributable to security holders.

Diligent BOARD MEMBER SERVICES INC

HALF YEAR REPORT JUNE 2013

EXPLANATORY NOTE

On August 5, 2013 in the U.S., Diligent Board Member Services, Inc. (“we”, “us”, “our”, “Diligent” or “the Company”) announced that our historical financial statements for the fiscal years ended December 31, 2012, 2011 and 2010, and our interim financial statements for the fiscal quarter ended March 31, 2013, would be restated due to errors discovered in our revenue recognition review, and that our financial statements previously filed with the U.S. Securities and Exchange Commission (the “SEC”) for such periods, including interim periods within such fiscal years, should no longer be relied upon. In addition, on January 28, 2014 in the U.S., we determined that due to an additional error in our historical financial statements relating to the accounting treatment of a note receivable from our predecessor entity, our historical financial statements previously filed with the SEC for the fiscal years ended December 31, 2012, 2011, 2010, 2009, 2008 and 2007, including interim periods within such fiscal years, should no longer be relied upon. The fiscal years and interim periods affected by such announcements are referred to as the “Affected Periods”.

This Half Year Report includes restated balance sheet information as of December 31, 2012 and our restated financial results as of June 30, 2012 and for the six months ended June 30, 2012, as well as our financial results as of June 30, 2013 and for the six months ended June 30, 2013, which were not previously reported.

Management concluded that as of December 31, 2012, our internal control over financial reporting was not effective due to material weaknesses in our control environment, control activities and information and communication relative to stock option grants and stock issuances. Management also evaluated the effectiveness of our disclosure controls and procedures and concluded that our disclosure controls and procedures were not effective as of December 31, 2012.  In connection with our restatement, management is in the process of re-evaluating the effectiveness of our internal control over financial reporting and has determined that our financial reporting control environment was ineffective as of December 31, 2012. We lacked a sufficient compliment of trained finance and accounting personnel and did not establish adequate accounting and financial reporting policies and procedures as a general matter. In particular, there were material weaknesses in our control environment and the design, establishment, maintenance and communication of effective controls relating to revenue recognition. In addition, our accounting and financial reporting processes were dependent on the maintenance of spreadsheets that had become inadequate to ensure accurate and timely financial reporting given the growth of the Company and the volume of transactions. Our review of internal controls is ongoing. Management will provide a complete updated assessment of internal controls and related remedial activities in our amended Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which we plan to file with the SEC as soon as practicable.

Please Note: The Financial Statements presented in this Half Year Report are unaudited and are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). All amounts are in US$ unless otherwise stated.

i

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the safe harbor provision of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “intend,” as well as similar comments, are forward-looking in nature. There are numerous risks and uncertainties that could cause actual results and the timing of events to differ materially from those anticipated by the forward-looking statements in this Half Year Report. Such risks and uncertainties may give rise to future claims and increase our exposure to contingent liabilities. These risks and uncertainties arise from the following issues (among other factors):

•	We have had to restate certain of our historical financial statements and as a result have not been able to timely file periodic reports with NZX or the Securities and Exchange Commission;
•	As of December 31, 2012 we identified material weaknesses in our internal controls over financial reporting and concluded that our disclosure controls were not effective; we must address the material weaknesses in our internal controls over financial reporting and our disclosure controls, which otherwise may impede our ability to produce timely and accurate financial statements and periodic reports;
•	As disclosed in our prior filings, our Special Committee investigation identified a number of instances in which we were not, or may not have been, in compliance with applicable New Zealand and U.S. regulatory obligations;
•	We face the risk of litigation or governmental investigations or proceedings relating to the restatement or the matters covered by the Special Committee investigation;
•	Certain of our past stock issuances and stock option grants may expose us to potential contingent liabilities, including potential rescission rights;
•	We are subject to New Zealand Stock Exchange Listing Rules and compliance with securities and financial reporting laws and regulations in the U.S. and New Zealand and face higher costs and compliance risks than a typical U.S. public company due to the need to comply with these dual regulatory regimes;
•	Our business is highly competitive and we face the risk of declining customer renewals or upgrades;
•	If we do not successfully develop or introduce new product offerings, or enhancements to our existing Boardbooks offering, or keep pace with technological changes that impact the use of our product offerings, we may lose existing customers or fail to attract new customers; and
•	We may fail to manage our growth effectively.

In addition we refer you to our supplemental “Risk Factors” disclosure filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2014 for an extended discussion of the risks confronting our business. The forward-looking statements in this Half Year Report should be considered in the context of these risk factors. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required by the U.S. federal securities laws or the NZSX Listing Rules.

ii

Diligent Board Member Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	June 30,
	2013	2012
		(As restated)
	(in thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$38,935	$17,160
Term deposit	97	100
Accounts receivable, net	1,809	993
Deferred commissions	1,918	2,332
Prepaid expenses and other current assets	1,365	1,276
Deferred tax assets	3,981	30
Total current assets	48,105	21,891

Property and equipment, net	5,287	3,765
Deferred tax assets, net of valuation allowance	2,258	-
Restricted cash - security deposits	748	221
Total assets	$56,398	$25,877

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,384	$321
Accrued expenses and other liabilities	5,255	4,630
Income taxes payable	386	327
Deferred revenue	26,776	17,533
Current portion of obligations under capital leases	837	470
Total current liabilities	34,638	23,281

Non-current liabilities:
Obligations under capital leases, less current portion	1,194	867
Deferred tax liabilities	31	17
Other non-current liabilities	91	207
Total non-current liabilities	1,316	1,091
Total liabilities	35,954	24,372
Commitments and contingencies
Redeemable preferred stock:
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized, 32,667,123 shares issued and outstanding	3,247	3,219

Stockholders' equity:
Common Stock, $.001 par value, 250,000,000 shares authorized, 83,586,155 and 83,776,155 shares issued and outstanding	84	82
Additional paid-in capital	27,210	24,070
Note receivable from shareholder	-	(3,072)
Accumulated deficit	(10,021)	(22,816)
Accumulated other comprehensive income (loss)	(76)	22
Total stockholders' equity	17,197	(1,714)
Total liabilities, redeemable preferred stock and stockholders' equity	$56,398	$25,877

See accompanying notes to condensed consolidated financial statements

3

Signed for and on behalf of the Board as at 28 February 2014

/s/ David Liptak	/s/ Greg Petersen
David Liptak, Chairman	Greg Petersen, Director

4

Diligent Board Member Services, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

	Six months ended June 30,
	2013	2012
		(As restated)
	(in thousands, except per share amounts)
Revenues	$29,337	$15,946
Cost of revenues	5,772	4,345
Gross profit	23,565	11,601

Operating expenses:
Selling and marketing expenses	4,617	3,994
General and administrative expenses	8,292	4,401
Research and development expenses	1,879	1,054
Depreciation and amortization	615	488
Special committee expenses	2,344	-
Total operating expenses	17,747	9,937

Operating income	5,818	1,664

Other income (expenses):
Interest income, net	(34)	90
Foreign exchange transaction gain (loss)	(181)	(15)
Total other income, net	(215)	75

Income before provision for income taxes	5,603	1,739
Income tax expense	2,146	422
Net income	$3,457	$1,317

Earnings per share:
Basic	$0.03	$0.01
Diluted	$0.03	$0.01
Weighted average shares outstanding (in thousands):
Basic	116,411	114,510
Diluted	122,131	119,037

See accompanying notes to condensed consolidated financial statements

5

Diligent Board Member Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

	Six months ended June 30,
	2013	2012
		(As restated)
	(in thousands)
Net income	$3,457	$1,317
Other comprehensive income (loss):
Foreign exchange translation adjustment	(145)	25
Comprehensive income	$3,312	$1,342

See accompanying notes to condensed consolidated financial statements

6

Diligent Board Member Services, Inc.

Condensed Consolidated Statement of Changes in Stockholders' Equity

(Unaudited)

(in thousands)

					Accumulated
		Common	Additional		Other	Total
	Common	Stock	Paid-in-	Accumulated	Comprehensive	Stockholders'
	Shares	$.001 Par Value	Capital	Deficit	Income (Loss)	Equity

Balance at January 1, 2013 (as restated)	83,586	$84	$26,051	$(13,478)	$69	$12,725
Net income				3,457		3,457
Foreign exchange translation adjustment					(145)	(145)
Total comprehensive income						3,312
Capital contributions			240			240
Share-based compensation			770			770
Exercise of stock options	190	0	74			74
Income tax benefits - stock transactions			269			269
Amortization of preferred stock offering costs			(14)			(14)
Preferred stock dividend			(180)			(180)
Balance at June 30, 2013	83,776	84	27,210	(10,021)	(76)	17,197

See accompanying notes to condensed consolidated financial statements

7

Diligent Board Member Services, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2013	2012
		(As restated)
	(in thousands)
Net cash provided by operating activities	$6,234	$9,183
Net cash used in investing activities	(409)	(757)
Net cash used in financing activities	(62)	(221)
Effect of exchange rates on cash and cash equivalents	(139)	25
Net increase in cash and cash equivalents	5,624	8,230
Cash and cash equivalents at beginning of period	33,311	8,931
Cash and cash equivalents at end of period	$38,935	$17,161

See accompanying notes to condensed consolidated financial statements

8

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1)	Organization and nature of the business

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) is a global leader in web-based portals for Boards of Directors. The Company develops and sells an online software application called Diligent Boardbooks®, a web-based portal that board members, management and administrative staff use to compile, update, review and archive board materials during and after board meetings. Diligent provides clients with subscription-based access to the software and also provides associated services including securely hosting the clients’ data, and customer service and support for the application.

The Company was incorporated in the State of Delaware on September 27, 2007 and is listed on the New Zealand Stock Exchange (“NZSX”). On December 12, 2007, the Company completed an offshore public offering in connection with its listing on the NZSX. The Company’s corporate headquarters are located in New York, New York.

The Company has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services NZ Limited (“DBMS NZ”), which provides research and development services for the Company. The Company has a wholly-owned subsidiary in the United Kingdom, Diligent Boardbooks Ltd. (“DBL”) and a wholly-owned subsidiary in Australia, Diligent Board Services Australia Pty Ltd (“DBA”), which provide sales, marketing and customer support services in their respective regions. The Company’s Singapore subsidiary, Diligent APAC Board Services Pte. Ltd. (“APAC”) provides sales in the Asia-Pacific region. At the end of 2012, Diligent formed a subsidiary in Hong Kong to support its Asia-Pacific sales and marketing, which has had no operations to date.

The Company’s consolidated financial statements are presented in U.S. dollars, which is the Company’s functional and reporting currency.

2)	Restatement of Prior Period Condensed Consolidated Financial Statements

As discussed in Note 4, the Company commences recognition of revenue for its subscription agreements when the Boardbooks service is made available to the customer. Our historical practice was to consider the contract date to be the service commencement date, and to begin revenue recognition as of the beginning of the month in which the contract date falls. We have corrected recognition of revenue to prorate revenue on a daily basis starting on the date on which access is provided, which is generally later than the contract date. The Company also records revenue from installation fees charged for initial set-up of the product and training. Previously, the Company had amortized installation fees over the initial contract period, generally one year. The Company has concluded that installation fees should be recognized ratably over the expected life of the customer relationship, which is estimated to be nine years. The effect of the previous approach for both subscription and installation fees was to accelerate the time when revenues were recognized under customer agreements. The effect of correcting these two issues was to reduce previously reported revenue by $2.4 million for the six months ended June 30, 2012.

The Company previously recorded sales commissions earned by account managers by recognizing them immediately in the period earned. In order to more appropriately match expenses with the related revenue and to be consistent with how the Company recognizes commissions for its sales staff, the Company has also changed the method of recognizing commission expense for account management personnel, by amortizing commissions over the related contract period, generally twelve months. In addition the Company historically netted deferred commissions against accrued expense. They are now presented as a separate line item on the consolidated balance sheet as “Deferred Commissions”.

The Company also determined that a note receivable due from a related party should have been recorded as a deduction of stockholders’ equity, rather than as an asset, in accordance with SEC Staff Accounting Bulletin Topic 4-G. Upon formation of the Company in 2007, the Company recorded a note receivable from its predecessor entity of approximately $6.7 million. At December 31, 2008, the Company determined that the value of the note was impaired and recorded an impairment charge of $5.8 million. In 2009 through 2011, the value of the note recovered and the Company recorded impairment recoveries of $0.3 million, $4.3 million and $1.2 million in 2009, 2010 and 2011, respectively. The note matured and was settled in 2012. We have corrected the accounting for the note by presenting it as a reduction in stockholders’ equity in all applicable consolidated balance sheets and eliminating the impairment charge and subsequent recoveries from the consolidated income statements.

9

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company has historically not collected state sales tax on the sale of its subscription service. The Company has determined that it should have collected sales tax in certain states and may also have exposure in several other states, accordingly, the Company has recorded a provision of $0.4 million and $0.2 million for the six months ended June 30, 2013 and 2012, respectively. The resulting cumulative provision as of June 30, 2013 related to uncollected sales tax is $1.1 million. We intend to start collecting and remitting sales tax in certain of these states in 2014.

In addition, we made corrections to accrued liabilities to record expenses in the proper periods, corrected the recording of the capital contribution for the waiver of the preferred stock dividends and other adjustments identified in connection with the restatement.

The changes in the Company’s income before provision for income taxes resulting from the adjustments discussed in the above paragraphs also impacted the provision for income taxes throughout each of the periods subject to restatement. Accordingly, throughout each of the periods subject to restatement, we have restated our income tax expense and related tax assets and liabilities.

The basic earnings per share calculation has been corrected as the weighted average shares outstanding used to compute basic earnings per share has historically excluded the convertible preferred stock outstanding. The preferred stockholders are entitled to participate on an as converted basis in any dividend on the Company’s common stock, and as such are considered Participating Securities to which earnings should be allocated. The preferred stock should have been considered in the calculation of earnings per share in all periods in which the Company had net income.

Additionally, we have corrected the accounting for an equipment and software lease that was entered into in the first quarter of 2013 but initially recorded in the fourth quarter of 2012, and an internal use software license arrangement entered into in the third quarter of 2011.

The restated opening balances within the accompanying condensed consolidated statement of stockholders’ equity as of January 1, 2013, which present the cumulative effect of the errors noted above through December 31, 2012, and are as follows:

	As
	Previously
	Reported	Adjustment	As Restated
Accumulated deficit at December 31, 2012	$(10,656)	(2,822)	$(13,478)
Total stockholders' equity at December 31, 2012	$15,754	3,028	$12,725

The following is a reconciliation of previously reported June 30, 2012 consolidated income statement and balance sheet amounts to the restated amounts. We have not presented a reconciliation for the statement of cash flow as these adjustments do not affect the beginning or ending cash balances.

10

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

	As
(in thousands, except per share amounts)	Previously		As
Six Months Ended June 30, 2012 (unaudited)	Reported	Adjustments	Restated

Revenues	$18,333	$(2,387)	$15,946
Cost of revenues	4,593	(247)	4,345
Gross profit	13,740	(2,139)	11,601

Operating expenses:
Selling and marketing expenses	4,018	(24)	3,994
General and administrative expenses	4,115	286	4,401
Research and development expenses	1,054		1,054
Depreciation and amortization	496	(8)	488
Total operating expenses	9,683	254	9,937
Operating income (loss)	4,057	(2,393)	1,664

Other income (expense):
Interest income, net	101	(11)	90
Foreign exchange transaction gain (loss)	(15)		(15)
Total other income	86	(11)	75

Income before provision for income taxes	4,143	(2,404)	1,739
Income tax expense	785	(363)	422
Net income	$3,358	$(2,041)	$1,317

Net income per share:
Basic	$0.04	$(0.03)	$0.01
Diluted	$0.03	$(0.02)	$0.01

Weighted average shares outstanding - Basic	81,843	32,667	114,510
Weighted average shares outstanding - Diluted	119,037	-	119,037

11

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

	As
(in thousands)	Previously		As
Balance Sheet as of June 30, 2012 (unaudited)	Reported	Adjustments	Restated

ASSETS
Current assets:
Cash and cash equivalents	$17,160		$17,160
Term deposit	100		100
Accounts receivable, net	1,981	(989)	993
Deferred commissions		2,332	2,332
Prepaid expenses and other current assets	1,276	-	1,276
Deferred tax assets	120	(90)	30
Note receivable from affiliate	3,072	(3,072)	-
Total current assets	23,709	(1,818)	21,891

Property and equipment, net	3,500	265	3,765
Deferred tax assets, net of valuation allowance	1,021	(1,021)	-
Intangible assets, net	290	(290)	-
Security deposits	221		221
Total assets	$28,741	$(2,864)	$25,877

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$321		$321
Accrued expenses and other liabilities	2,991	1,638	4,630
Income taxes payable		327	327
Deferred revenue	12,914	4,619	17,533
Current portion of obligations under capital leases	470	-	470
Total current liabilities	16,696	6,585	23,281

Non-current liabilities:
Obligations under capital leases, less current portion	867	-	867
Deferred tax liabilities		17	17
Other non-current liabilities	224	(17)	207
Total non-current liabilities	1,091	0	1,091

Total liabilities	17,787	6,585	24,372

Redeemable preferred stock:
Series A convertible redeemable preferred stock	3,219	-	3,219

Stockholders' equity:
Common Stock	82	-	82
Additional paid-in capital	24,070	(0)	24,070
Note receivable from shareholder		(3,072)	(3,072)
Accumulated deficit	(16,440)	(6,376)	(22,816)
Accumulated other comprehensive income (loss)	22	-	22
Total stockholders' equity	7,735	(9,448)	(1,714)
Total liabilities, redeemable preferred stock and stockholders' equity	$28,741	$(2,864)	$25,877

12

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

3)	Special Committee

In December 2012, the Board of Directors of the Company appointed a Special Committee of independent directors to examine certain of Diligent's past stock issuances and stock option grants that may not have been issued in compliance with the relevant stock option and incentive plans. The Special Committee's members were not on the Board at the time of the grants at issue, were not involved in their issue, and are not the recipients of any option grants. The Special Committee was delegated broad powers from the Board to take all such action in respect of the issuances as it deemed necessary and advisable.

The Special Committee, assisted by attorneys in the U.S. and New Zealand, conducted a thorough review and analysis of all stock issuances and stock option grants during the relevant period. As discussed in Note 7, the Special Committee found that three option awards exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. The Special Committee was delegated the authority to develop appropriate alternative compensation packages for the affected employees.  These awards were determined by the Board to be reasonable compensation at the time, and were an important incentive component of the employees’ compensation packages.

As part of its work, the Special Committee also reviewed the Company's compliance with applicable regulations, including U.S. and New Zealand securities regulations and the NZSX Listing Rules. The Special Committee identified a number of instances where it appears that Diligent was not, or may not have been, in compliance with its U.S. and New Zealand regulatory obligations.

The Special Committee determined that these instances of non-compliance were inadvertent and attributable in part to the constrained resources of Diligent in a period of financial difficulty in the years following its listing on NZSX, and the complex regulatory and compliance obligations across multiple jurisdictions with differing regulations and requirements. It recommended, and the Board fully endorsed, that the Company work with its regulators to resolve these issues. It is possible that while Diligent seeks to work constructively with the regulators that fines or penalties for non-compliance could be imposed. (See Note 9 – Subsequent Events).

Costs for the Special Committee for the six months ended June 30, 2013 were $2.3 million. Included in Special Committee expenses are professional fees incurred for legal, accounting and compensation consultants, estimated NZX penalties and compensation paid to Special Committee members. During the second quarter of 2013, the Special Committee was disbanded and the Company is in the process of implementing the recommendations of the Special Committee to remediate the compliance and internal control weaknesses identified. The Company expects that there will be no additional Special Committee expenses recorded after the third quarter of 2013.

4)	Significant accounting policies

Basis of presentation – The accompanying interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information pursuant to the rules and regulations of the SEC.

In the opinion of Directors of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements. The results of operations for the six months ended June 30, 2013 are not necessarily indicative of the results to be expected for the full year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the deferral and recognition of revenue, the fair value of share-based compensation, accounting for income taxes and the useful lives of tangible and intangible assets. Actual results could differ from those estimates.

13

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Principles of consolidation – The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents – The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company invests its excess cash primarily in bank and money market funds of major financial institutions. Accordingly, its cash equivalents are subject to minimal credit and market risk. At June 30, 2013, cash equivalents include investments in U.S. treasury bills of $14.0 million and U.S. treasury money market funds of $18.0 million, which are carried at cost, which approximates fair value. The fair value of money market funds was determined by reference to quoted market prices. At June 30, 2012, cash equivalents include investments in U.S. treasury bills of $6.0 million and U.S. treasury money market funds of $6.0 million.

Fair value of financial instruments – The fair value of the Company’s cash and cash equivalents, term deposits, accounts receivable, accounts payable and accrued expenses approximates book value due to their short term settlements.

Revenue recognition – We derive our revenues primarily from subscription fees and installation fees, including training. We sell subscriptions to our cloud application that are generally one year in length. Our arrangements do not include a general right of return and automatically renew unless we are notified 30 days prior to the expiration of the initial term. Our subscription agreements do not provide the customer the right to take possession of the software that supports the application. Installation fees consist of the configuration of our service and training of our customers.

We commence revenue recognition when all of the following conditions are met;

•	There is persuasive evidence of the arrangement;
•	The service has been made available to the customer;
•	The fee is fixed or determinable; and
•	The collectability of the fees is reasonably assured.

In October 2009, the Financial Accounting Standards Board, or FASB, ratified authoritative accounting guidance regarding revenue recognition for arrangements with multiple deliverables effective for fiscal periods beginning on or after June 15, 2010. The guidance affects the determination of separate units of accounting in arrangements with multiple deliverables. To qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis. We have determined that the installation fee does not have standalone value, so accordingly, we account for our arrangement as a single unit of accounting.

Revenue from our subscription service is recognized on a daily basis over the subscription term as the services are delivered. The service is considered delivered, and hence revenue recognition commences, when the customer has access to the Boardbooks product. Revenue is recorded ratably through the end of the contract period, which is generally twelve months from the contract date. Installation fees paid by customers in connection with the subscription service are deferred and are recognized ratably over the expected life of the customer relationships, generally nine years.

Accounts Receivable and Deferred Revenue - Subscription and installation fees paid in advance are recorded as deferred revenue until recognized. Accounts receivable and deferred revenue do not include amounts due for revenue to be recognized in the future which has not yet been collected. Accordingly, deferred revenue includes only unrecognized revenue for which cash has been received and accounts receivable only includes amounts due for services for which we have recognized revenue.

Research and development – Research and development expenses are incurred as the Company upgrades and maintains the Boardbooks software, and develops product enhancements. Such expenses include compensation and employee benefits of engineering and testing personnel, materials, travel and direct overhead associated with design and required testing of the product line. The Company does not allocate indirect overhead to research and development. Direct development costs related to software enhancements that add functionality have been expensed as incurred.

14

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Share-based compensation – The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award.

The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

Net tangible assets per security

NZX has confirmed that for the purpose of the NZSX Listing Rules, the Financial Reporting Act 1993 (New Zealand) will apply to Diligent as an “Issuer” and “Reporting Entity” for the purposes of that Act.

This allows Diligent to report in New Zealand in US$ and according to US GAAP. US GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZSX Listing Rules. Diligent is providing as supplemental information that the Net Tangible Assets at June 30, 2013 and 2012 are $0.24 and $0.02 per share, respectively.

Earnings per share – Basic earnings per share is computed by dividing the net income attributable to common stockholders, after deducting accrued preferred stock dividends, by the weighted average number of common and preferred shares outstanding for the period as the Company’s Series A Convertible Redeemable Preferred Stock participates in common stock dividends in a “as converted basis”.

Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock, unless the effect is anti-dilutive. All stock options and convertible redeemable preferred stock were included as potential dilutive securities for all periods applicable.

The components of the calculation of basic and diluted earnings per common share are as follows:

15

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

	Six Months Ended June 30,
	2013	2012
	(in thousands except for per share amounts)
		(As restated)
Numerator:
Net income	$3,457	$1,317
Preferred stock dividends	(180)	(180)
Net income available to common shareholders	$3,277	$1,137

Denominator:
Basic weighted average common shares outstanding	83,744	81,843
Add participating preferred stock	32,667	32,667
Weighted average shares outstanding - Basic	116,411	114,510
Dilutive effect of stock options	5,720	4,528
Weighted average shares outstanding - Diluted	122,131	119,038
Basic earnings per share	$0.03	$0.01
Diluted earnings per share	$0.03	$0.01

5)	Term deposit

At June 30, 2012, the Company had a term deposit with a New Zealand bank with an initial term of 365 days. The term deposit in the amount of NZD125 thousand (US$100 thousand) bore interest at 4.4% and matured March 15, 2013. Since maturity, the principal has been reinvested monthly in a term deposit with an initial term of 31 days, which is included in cash and cash equivalents on the June 30, 2013 condensed consolidated balance sheet.

6)	Redeemable Preferred Stock

On March 11, 2009, the Company issued 30,000,000 shares of Series A Preferred Stock at $0.10 per share in a private offering, for aggregate gross proceeds of $3.0 million. Expenses relating to the preferred stock issuance were $139 thousand.

The carrying value of the Preferred Stock at June 30, 2013 and June 30, 2012 is as follows:

Gross proceeds	$3,000	$3,000
Less: Issuance costs	(139)	(139)
	2,861	2,861
Dividends paid by issuance of paid-in-kind shares	267	267
Accretion to redemption value	119	91
Balance	$3,247	$3,219

16

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Preferred Stock carries a fixed, cumulative, dividend of 11% per annum (adjusted for stock splits, consolidation, etc.). The dividend, which is due on the first business day of each calendar year for the prior year, may (at the Company’s option) be paid either in cash or in kind by the issuance of additional Preferred Stock (paid-in-kind Shares), to be issued at the same issue price as the Series A Preferred Stock of $0.10 per share. The 11% annual dividend on the Preferred Stock will have preference over the declaration or payment of any dividends on the Company’s common stock. In addition to the 11% preferred dividend, the holders of the Preferred Stock will also be entitled to participate pro rata in any dividend paid on the Company’s common stock.

In 2013, the Company anticipates that accumulated unpaid dividends will be paid in cash on the Series A Preferred Stock. Accordingly, preferred stock dividends of $180 thousand for the six months ended June 30, 2013 are included in accrued expenses and other liabilities.

In December 2011 and in December 2012, Spring Street Partners, L.P., one of the holders of the Series A Preferred Stock, waived its right to the preferred stock dividends payable on January 1, 2012 and 2013 of $240 thousand. This was recorded as a capital contribution in 2012 and in 2013 when waived. The founder and managing partner of Spring Street Partners, L.P. is also the Chairman of the Board of Directors of the Company and the holder of 4.2 million shares of common stock of the Company.

We have not paid any dividends to our common stockholders within the past two years and during the current fiscal period.

7)	Stock option and incentive plan

As discussed in Note 3, in December of 2012 the Company’s Board of Directors authorized a Special Committee of independent directors to conduct a review of certain of the Company’s past stock issuances and stock option grants to determine whether they were in accordance with the relevant incentive plans. The Special Committee found that three option awards exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. Specifically, a 2009 award to the chief executive officer exceeded the cap in the 2007 Plan by 1,600,000 shares, a 2011 award to the chief executive officer exceeded the cap in the 2010 Plan by 2,500,000 shares, and a 2011 award to another officer exceeded the cap in the 2010 Plan by 250,000 shares.

On April 15, 2013, the Company announced that the Board of Directors approved a term sheet for an incentive compensation package to be provided to the Company’s chief executive officer Alessandro Sodi in substitution for certain awards that would be cancelled, subject to stockholder approval of the terms of the substitute incentive compensation package and a new incentive plan. On May 3, 2013, in order to effectuate the substitute incentive compensation provided for in the term sheet, the chief executive officer and the Company entered into a definitive Replacement Grant Agreement and certain agreed upon ancillary award agreements related thereto. The cancellation of the chief executive officer’s existing awards and the grant of the replacement incentive awards was approved by the Company’s stockholders in June 2013 at the Company’s Annual Meeting. However, the cancellation and issuance of replacement awards was not finalized until December 2013 (see Note 9 – Subsequent Events).

Diligent Board Member Services, Inc. 2013 Incentive Plan.

On May 3, 2013, the Board of Directors adopted the Diligent Board Member Services, Inc. 2013 Incentive Plan (the “Plan”), which was approved by the Company’s stockholders in June 2013 at the Company’s Annual Meeting. An aggregate of 8,500,000 shares of the Company’s common stock may be issued pursuant to the Plan to employees, directors and consultants of the Company and its affiliates. Of the shares available under the Plan, 4,100,000 would be utilized in connection with the replacement incentive awards issued in accordance with the CEO Substitute Remuneration Package. The Board has resolved to discontinue use of the Company’s 2007 Stock Option and Incentive Plan and the 2010 Stock Option and Incentive Plan.

Awards under the Plan may be made in the form of stock options (which may constitute incentive stock options or nonqualified stock options), share appreciation rights, restricted shares, restricted share units, performance awards, bonus shares and other awards. In addition, certain awards under the Plan may be denominated or settled in cash, including performance awards.

17

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

A summary of stock option activity for the six months ended June 30, 2013 follows. The following amounts do not include any impact of the alternative compensation package for the Company’s CEO.

		Weighted	Weighted average
		average	remaining
	Options	exercise price	contractual term
Outstanding at January 1, 2013	8,318,334	$0.85	7.82 years
Granted	360,000	6.20
Exercised	(190,000)	0.39
Forfeited	-
Outstanding at June 30, 2013	8,488,334	1.08	7.44 years
Exercisable at June 30, 2013	4,003,334	0.25	6.38 years

Total share-based compensation expense recognized for the six months ended June 30, 2013 and 2012 was $0.8 million and $0.6 million, respectively. At June 30, 2013 there was $3.7 million of unrecognized share-based compensation expense related to options granted that will be recognized over the next five years.

Remuneration Package for Non-Executive Directors

The Nominations Committee recommended to the Board and the Board and the Company’s stockholders have approved a remuneration package for non-executive directors for the 2013 fiscal year (the “New Remuneration Package”). The New Remuneration Package is intended to ensure that the Company remains competitive with its peer companies and is able to continue to compete for director talent, including in the U.S. market. The New Remuneration Package consists of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component designed to align the interests of directors with Diligent’s stockholders. The total value of the New Remuneration Package for standard board service will be $130 thousand per annum, $50 thousand of which will be payable in cash.

The Company’s non-executive directors, other than the chairman of the Board, will receive a stock grant for 2013 service with a total value of $80 thousand, which will be paid to such non-executive directors in equal installments at the end of each quarter of the calendar year. As of June 30, 2013 no shares have been issued to the non-executive directors as their issuance has been deferred until the earlier of the date on which the Company files a Registration Statement on Form S-8 with the Securities and Exchange Commission and March 15, 2014. The number of shares to be issued will be based on the volume weighted average trading price of our common stock on our primary trading market for the 20 trading days immediately prior to such date, and will be pro-rated for any director who served on the Board for less than the full calendar year.

8)	Income taxes

Income tax expense is provided on an interim basis based upon management’s estimate of the annual effective tax rate. The income tax provision for the six months ended June 30, 2013 provides income taxes at an effective rate of 38%. The effective rate in 2012 of 24% was lower due to the expected utilization of approximately $5.4 million of net operating loss carryforwards against which the Company had previously recorded a valuation allowance, as discussed further below.

18

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that can be used to offset taxable income when a corporation has undergone significant changes in stock ownership. During the second quarter of 2012, the Company completed its Section 382 study and determined that, due to changes in stock ownership in prior years, certain of its net operating loss carryforwards would be limited. This limitation resulted in only $5.4 million of the net operating loss carryforward being available to offset expected taxable income in 2012 and, beginning in 2013, a further limitation of approximately $350 thousand per year is available to offset expected taxable income until expiration. Based on this limitation, the Company expectes that approximately $5.0 million of its total net operating loss carryforwards of $16.7 million will expire unutilized in 2029. A full valuation allowance had previously been provided on the related deferred tax asset, and therefore the deferred tax asset and valuation allowance relating to the net operating loss carryforwards expected to expire unutilized were written off in 2012.

Significant management judgment is required in determining any valuation allowance recorded against deferred tax assets.

The Company and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. The Company’s U.S. federal and state income tax returns for the tax years 2009 and forward are open for examination by the taxing jurisdictions. The Company’s foreign income tax returns are open for examination by the local taxing jurisdictions for the following years: New Zealand – 2008 and forward; U.K. – 2009 and forward; Australia – 2012.

9)	Subsequent events

CEO Substitute Remuneration Package.

On December 23, 2013, the Company and the Company’s chief executive officer entered into an Amendment to Replacement Grant Agreement which finalized the terms of the incentive compensation package to be provided to the Company’s CEO in substitution for certain awards that would be cancelled, as described in Note 7.

Under the terms of the Amendment to Replacement Grant Agreement, Mr. Sodi’s fully vested option to purchase 2,400,000 shares of the Company’s common stock for an exercise price of U.S. $0.14 per share was cancelled to the extent it was in excess of the applicable plan cap, consisting of 1,600,000 of such shares. In exchange for the cancellation of the relevant portion of the award, Mr. Sodi received:

•	An option to purchase 1,600,000 shares of common stock having an exercise price of U.S. $2.79, which was the Company’s closing price per share expressed in U.S. dollars on the last trading day on the NZSX immediately prior to the grant date (the “Exercise Price”) of December 23, 2013. The option vested on December 31, 2013, and will have a term of ten years from the Grant Date.

•	A performance cash award of U.S. $4.2 million, determined based on 1,600,000 multiplied by the excess of the Exercise Price of U.S. $2.79 over U.S. $0.14. Mr. Sodi’s right to receive such cash award is contingent on the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014 and his continued employment through such date. Any cash award, once earned, will be paid in three equal annual installments in 2014, 2015 and 2016, or, if earlier, on a change in control of the Company or Mr. Sodi’s separation from service. Any payment due on any installment date will be proportionally reduced if the sum of the Company’s stock price plus dividends for a measurement period prior to each payment date falls below 75% of the Exercise Price.

In addition, Mr. Sodi held an option to purchase 3,000,000 shares of the Company’s common stock for an exercise price of U.S. $0.82 per share, which remains subject to vesting. Under the terms of the Amendment to Replacement Grant Agreement, the Company cancelled the portion of such option in excess of the applicable plan cap, consisting of 2,500,000 of such shares. In exchange for the cancellation of the relevant portion of the award, Mr. Sodi received:

19

Diligent Board Member Services, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

•	Performance share units for 2,250,000 shares of common stock contingent on the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014. For purposes of clarification, performance share units in this context are units of common stock issued to Mr. Sodi upon satisfaction of the performance criteria outlined herein. Once earned, the award will vest in four equal installments based on continued employment, commencing June 30, 2015, with full vesting occurring on June 30, 2018. The delivery dates for the vested performance shares will be 50% in 2018 and 50% in 2019 or, if earlier, on a change in control of the Company or Mr. Sodi’s separation from service.

•	Performance share units for up to 250,000 shares of common stock contingent on the Company achieving either at least 15% fully diluted EPS growth (adjusted to exclude stock-based compensation expense and extraordinary items) or 15% total stockholder return (“TSR”) growth in four one-year measurement periods beginning April 1, 2013. TSR growth will be measured based on the Company’s stock price performance during the 20 trading days prior to the relevant measurement date. Performance share units for 62,500 shares of common stock will be earned in each year for which the applicable target is met, with the additional opportunity to earn such shares at the end of the four year performance period if the cumulative fully diluted EPS growth or TSR growth meet the cumulative performance target. The delivery dates for the vested performance shares will be in 2018 or, if earlier, on a change in control of the Company or Mr. Sodi’s separation from service.

The vesting of the options, performance cash award and performance stock units described above will be subject to certain acceleration provisions in the event of a change in control of the Company, upon death or disability or if Mr. Sodi is terminated without cause or resigns for good reason.

The Company expects to record compensation expense of $2.9 million in the fourth quarter of 2013 relating to the replacement award. The replacement award is expected to result in compensation cost of $3.1 million in 2014, $0.7 million in 2015, $0.4 million in 2016, $0.2 million in 2017 and $0.1 million in 2018.

NZSX Listing Rules Settlement.

On September 6, 2013 New Zealand Daylight Time, Diligent Board Member Services, Inc. (the “Company”) issued an announcement relating to the approval by the NZ Markets Disciplinary Tribunal of a settlement reached by the Company and the New Zealand Stock Exchange regarding the previously disclosed breaches of the NZSX Listing Rules by the Company. The settlement provided for the payment of fines and costs by the Company, consisting of $15 thousand as a penalty to the NZX Discipline Fund and $4 thousand towards the costs of NZXR.

20

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and related notes that appear elsewhere in this Half Year Report. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Restatement

The following management's discussion and analysis includes information for the six months ended June 30, 2012 which has been restated.

We have made the following corrections to our historical operating results in connection with the restatement:

•	We have concluded that revenue recognition of our subscription fees for our Boardbooks service should not commence until the date the service is made available to the customer, as determined by the date the customer has full access to the product. Our historical practice was to consider the contract date to be the service commencement date, and to begin revenue recognition as of the beginning of the month in which the contract date falls. We have corrected recognition of revenue to prorate revenue on a daily basis starting on the date at which access is provided, which is generally later than the contract date. Additionally, we have concluded that installation fees charged for initial set-up of our product and training should be recognized ratably over the expected life of the customer relationship, which is estimated to be nine years, rather than over the initial contract period, generally one year, as had been our historical practice. The effect of correcting these two issues was to reduce previously reported revenue by $2.4 million for the six months ended June 30, 2012.

•	The Company previously recorded sales commissions earned by account managers by recognizing them immediately in the period earned. In order to more appropriately match expenses with the related revenue and to be consistent with how the Company recognizes commissions for its sales staff, the Company has changed the method of recognizing commission expense for account management personnel, by amortizing commissions over the related contract period, generally twelve months. In addition, the Company historically netted deferred commissions against accrued expense. They are now presented as a separate line item on the consolidated balance sheet as “Deferred Commissions”.

•	The Company has historically not collected state sales tax on the sale of its subscription service. The Company has determined that it should have collected sales tax in certain states and may also have exposure in several other states, accordingly, the Company has recorded a provision of $0.4 million and $0.2 million for the six months ended June 30, 2013 and 2012, respectively. The resulting cumulative liability as of June 30, 2013 related to uncollected sales taxes is $1.1 million. We intend to start collecting and remitting sales tax in certain of these states in 2014.

•	In addition, we made corrections to accrued liabilities to record expenses in the proper periods, and other adjustments identified in connection with the restatement.

21

•	The changes in the Company’s income before provision for income taxes resulting from the adjustments discussed in the above paragraphs also impacted the provision for income taxes throughout each of the periods subject to restatement. Accordingly, throughout each of the periods subject to restatement, we have restated our income tax expense and related tax assets and liabilities.

The following items are not affected by the restatement:

•	The restatement does not call into question the existence of total reported revenue but does change the time periods during which revenue was recognized.

•	The restatement does not impact actual cash received or the previously reported cash balance as of June 30, 2012.

Because the following discussion and analysis of our financial condition and results of operations incorporates the restated amounts, the data set forth in this section will not be comparable to discussion and data in our previously filed reports, which should not be relied upon.

Overview

The Company develops and makes available an online software application called Diligent Boardbooks®, a web-based portal that board members, management and administrative staff use to compile, update, review and archive board materials before, during and after board meetings. The Company provides clients with subscription-based access to its software and also provides associated services including securely hosting the client’s data, and customer service and support for the application.

Our goal is to help companies streamline the creation and delivery of board materials through an easy-to-use and secure online software platform. Key elements of our strategy include:

•	Strengthening the existing product and offering new functionality,
•	Further building our existing client base through geographic expansion and new client acquisition,
•	Deepening relationships with existing client base, and
•	Minimizing client cancellations by offering superior customer service and support.

The Company uses the Software-as-a-Service (“SaaS”) model to distribute its Diligent Boardbooks application to the market and maintain the security and integrity of its clients’ data. Under this model, the Company offers annual renewable subscriptions for client access to its Boardbooks product which is hosted on the Company’s secure servers, and offers a complete suite of related services including training, support, data migration and data security/backup.

The SaaS model allows the Company to differentiate itself through technological innovation and client service while the subscription billing approach results in a predictable and recurring revenue stream. This SaaS model also allows clients to retain control over access to the application while outsourcing to the Company the support activities, such as managing the IT infrastructure and maintaining the software.

The Company’s SaaS model addresses several difficulties found in the traditional software model and offers the following critical advantages for our company:

•	Highly scalable operations. Because our clients’ boards do not ordinarily meet on a daily or monthly basis, our system has the capability to support many more Boards without absorbing increased costs associated with client growth.

•	Better revenue visibility. By offering renewable annual subscriptions instead of one time perpetual licenses, the Company has much better revenue foresight. This high revenue visibility allows the Company to undertake much better planning and budgeting, with significant advantages for corporate strategy and profitability.

22

•	Lower cost of development. The Company has developed an application that is cost-effectively shared across thousands of end users. This is considerably less expensive than developing all the permutations (data bases, operating systems, etc) needed by clients who want to run the software on their own premises. These economies allow the Company to spend resources on developing increased functionalities for its Boardbooks application instead of on creating multiple versions of the same code.

•	Longer corporate life. The SaaS model has a long tail of recurring revenue that reduces investment risk, simplifies corporate planning and leads to extended corporate life.

•	Optimal expense planning. Because revenue is more predictable, the Company is able to better plan expenses.

We began developing components of the Diligent Boardbooks system starting in 1998, culminating in the roll-out of an international sales force in 2007.

On December 12, 2007 we completed an offshore public offering of 24,000,000 shares of our common stock in conjunction with a listing of our stock on the New Zealand Stock Exchange under the symbol “DIL.” As a result, the Company is subject to the regulation and reporting requirements imposed by the New Zealand Stock Exchange, the Securities Act of 1978 (NZ), the Securities Markets Act of 1988 (NZ) and the Financial Reporting Act of 1993 (NZ). There is no United States established public trading market for our common stock. However, the Company is also subject to the U.S. reporting and regulatory requirements of the Securities and Exchange Commission (“SEC”) and the Securities Exchange Act of 1934. Because of this dual regulation in New Zealand and the U.S., the Company is required to meet both standards, which means the Company sometimes is faced with conflicting requirements and always must comply with the more stringent rule.

Critical Accounting Policies and Estimates

There have been no material changes to our critical accounting policies as described in Note 2 of this report.

Results of Operations for the Six Months Ended June 30, 2013 and 2012

	Six months ended June 30		Increase /
	2013	2012	(Decrease)	% Change
	(in thousands)
		(As restated)
Revenues	$29,337	$15,946	$13,391	84%

The growth in total revenues of 84% for the first half of 2013 when compared with the first half of 2012 is primarily the result of the increase in new subscription agreements, as well as our client retention rate of 97% for the trailing twelve months ended June 30, 2013. The Company has continued to add subscription agreements each quarter since inception. At June 30, 2013, the total number of client agreements (net of cancellations) was 2,183, compared with 1,447 at June 30, 2012. Additionally, upgrades in the first half of 2013, which consist of the addition of users by existing clients, increased 37% over the first half of 2012, based on the dollar value added to existing annual contracts.

The Company recognizes revenue associated with subscriptions ratably over the contract period, which is generally twelve months. Accordingly, the full impact of the growth in subscription agreements will be recognized over the next twelve months.

23

Cost of Revenues and Operating Expenses

	Six months ended June 30		Increase /
	2013	2012	(Decrease)	% Change
	(in thousands)
		(As restated)
Cost of Revenues	$5,772	$4,345	$1,427	33%
% of Revenues	20%	27%

Cost of revenues is comprised of account management, customer support and IT services. The increase in costs of revenues is predominantly due to the increase in headcount to service the Company’s larger client base. Worldwide, employee salaries and incentive pay increased by $1.3 million, consisting of $0.7 million in account management, $0.2 million in customer support and $0.4 million in IT services. Hosting costs increased by $0.3 million due to the opening of an additional hosting center and the increase in capacity at our existing centers. These increases were offset by a decrease of $0.2 million due to the transfer of internal IT support staff to General and Administrative in 2013.

Cost of revenues increased at a lower rate than revenues, resulting in an increase in the gross profit margin to 80% for the first half of 2013, compared with 73% for the comparable 2012 half.

	Six months ended June 30		Increase /
	2013	2012	(Decrease)	% Change
	(in thousands)
		(As restated)
Selling and Marketing	$4,617	$3,994	$623	16%
% of Revenues	16%	25%

Selling and marketing expenses consist of $3.1 million of selling expense and $1.5 million of marketing expense. The increase is comprised of a decrease in selling expenses of $0.5 million, offset by an increase in marketing expenses of $1.0 million of which $0.8 million is related to an increase in spend on marketing programs and the balance is employee related cost. The decrease in selling expense is primarily a result of a decrease in U.S. sales commissions, as our new sales in the U.S. have declined.

The increase in marketing expenses of $1.0 million consists of $0.5 million in the U.S. and $0.5 million in the U.K. The Company has significantly increased its marketing initiatives in both the U.S. and the U.K.

	Six months ended June 30		Increase /
	2013	2012	(Decrease)	% Change
	(in thousands)
		(As restated)
General and Administrative	$8,292	$4,401	$3,891	88%
% of Revenues	28%	28%

24

The increase in general and administrative expenses of $3.9 million is comprised of increases of $3.0 million in the U.S., $0.7 million in the U.K., $0.1 million in New Zealand and $0.1 million in Australia. The U.S. increase consists of $0.7 million relating to headcount and salary increases for the Company’s employees, including stock based compensation and $1.5 million in professional fees resulting from increased compliance costs as a result of remediation measures taken to correct certain inadvertent regulatory non-compliance discussed further in Item 9A of the Form 10-K and for the three year re-audit of financial statements. Other increases include: MIS (management information systems) expenses of $0.8 million; Directors fees and expenses of $0.3 million, due to the expansion of the Board of Directors; recruiting costs of $0.2 million and occupancy and bandwidth costs of $0.2 million.

The increase in the U.K. is due to the expansion of the Company’s European operations, and consists principally of an increase in employee costs, including salaries and bonuses and additional support staff as well as stock based compensation for executive officers. The increase in Australia is due to the commencement and growth of operations during 2012, and the New Zealand increase is a result of an increase in salaries, occupancy and recruiting expenses.

We anticipate that general and administrative expenses will increase going forward due to the implementation of remedial measures to improve our internal controls and compliance with applicable regulatory requirements and as a result of the modification of the incentive compensation package for the Company’s CEO, as discussed further in Notes 7 and 9 of the condensed consolidated financial statements.

	Six months ended June 30		Increase /
	2013	2012	(Decrease)	% Change
	(in thousands)
		(As restated)
Special committee expenses	$2,344	$-	$2,344	N/A
% of Revenues	8%

The Company’s Board of Directors authorized and empowered a Special Committee of independent directors to conduct a review of the Company’s past stock issuances and stock option grants to determine if they were in accordance with the relevant incentive plans. As a result of the review, the Special Committee identified a number of instances of inadvertent non-compliance with applicable regulations, and determined that certain executive’s options were inadvertently issued in excess of applicable plan caps. Included in Special Committee expenses are professional fees incurred for legal, accounting and compensation consultants, estimated NZX penalties and proposed compensation to be paid to Special Committee members. During the second quarter of 2013, the Special Committee was disbanded and the Company is in the process of implementing the recommendations of the Special Committee to remediate the compliance and internal control weaknesses identified.

	Six months ended June 30		Increase /
	2013	2012	(Decrease)	% Change
	(in thousands)
		(As restated)
Research and Development	$1,879	$1,054	$825	78%
% of Revenues	6%	7%

The increase in research and development expenses is primarily due to increased staffing. Worldwide, labor costs in the first half of 2013 were $0.7 million higher than the first half of 2012 due to an increase in headcount, while the remaining increase is due to travel, recruiting and consulting costs.

25

	Six months ended June 30		Increase /
	2013	2012	(Decrease)	% Change
	(in thousands)
		(As restated)
Depreciation and Amortization	$615	$488	$127	26%
% of Revenues	2%	3%

The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software.

	Six months ended June 30		Increase /
	2013	2012	(Decrease)	% Change
	(in thousands)
		(As restated)
Interest Income (Expense), net	$(34)	$90	$(124)	-138%
% of Revenues	-0.1%	1%

Interest income, net, includes interest on the Company’s cash and cash equivalents and term deposits which are interest-bearing, offset by interest expense on capital lease obligations. In 2012, it also includes interest income on a note receivable from an affiliate which was repaid in August of 2012. The decrease in net interest income (expense) is attributable to the decrease in interest income due to the repayment of the note in 2012. This decrease more than exceeded the increase in interest earned on the Company’s cash held in interest-bearing accounts. Additionally, interest expense on the Company’s capital lease obligations increased as a result of the addition of new leases in 2013.

	Six months ended June 30		Increase /
	2013	2012	(Decrease)
	(in thousands)
		(As restated)
Foreign Exchange (Loss) Gain	$(182)	$(15)	$(167)
% of Revenues	-0.6%	-0.1%

The Company’s U.S. and foreign operations have transactions with clients and suppliers denominated in currencies other than their functional currencies, and the U.S. parent company has transactions with its foreign subsidiaries in the subsidiaries’ functional currencies which create foreign currency intercompany receivables and payables. Additionally, the U.S. parent company maintains a portion of its cash balances in foreign currencies, primarily the Canadian dollar (CAD), the New Zealand dollar (NZD), the British Pound (GBP) and the Australian dollar (AUD). Foreign exchange transaction gains and losses arise on the settlement of foreign currency transactions at amounts different from the recorded amounts, and the measurement of the unrealized foreign currency gains and losses in the related assets and liabilities at the end of the period. The net gain or loss is an accumulation of the effects of the foregoing transactions. The loss in the first half of 2013 is due to strengthening of the U.S. dollar against the GBP which caused losses on the settlement of intercompany receivables and on cash held in GBP.

26

	Six months ended June 30		Increase /
	2013	2012	(Decrease)
	(in thousands)
		(As restated)
Income Tax Expense	$2,146	$422	$1,724
Effective Tax Rate	38.0%	24.0%

Income tax expense increased significantly, as the Company has become profitable and is now subject to tax in multiple jurisdictions. The overall effective tax rate of 38% is lower than the combined U.S. statutory rate for federal, state and local taxes due to lower tax rates in foreign jurisdictions. The increase in the Company’s effective tax rate is due to the utilization of a substantial portion of its net operating loss carryforwards in 2012 (on which a valuation allowance had previously been provided) and the annual limitation on future utilization of net operating loss carryforwards imposed by Section 382 of the U.S. Internal Revenue Code.

Liquidity and Capital Resources

At June 30, 2013, the Company’s sources of liquidity consist of cash and cash equivalents of approximately $38.9 million. The Company previously had a $1.0 million revolving line of credit facility with a related party which expired unutilized in September 2012.

The Company has no long-term debt, except for obligations under capital leases and software licensing agreements and, thus far, its financing costs have consisted principally of the dividend on the preferred stock and repayments of capital lease and software licensing obligations. The Company anticipates increased cash flow from operations for the remainder of 2013.

On April 15, 2013, the Company announced that the Board of Directors approved a term sheet for an incentive compensation package to be provided to the Company’s chief executive officer Alessandro Sodi in substitution for certain awards that will be cancelled, subject to stockholder approval of the terms of the substitute incentive compensation package and a new incentive plan. On May 3, 2013, in order to effectuate the substitute incentive compensation provided for in the term sheet, the chief executive officer and the Company entered into a definitive Replacement Grant Agreement and certain agreed upon ancillary award agreements related thereto. On December 23, 2013 the chief executive officer and the Company entered into an Amendment to Replacement Grant Agreement which fixed the terms of the incentive compensation package. In addition to stock options and performance shares, the amended Replacement Grant Agreement includes a performance fixed cash award of $4.2 million, which is earned if the Company achieves a specified growth in revenue over the performance period from July 1, 2013 through June 30, 2014. Once earned, the award is payable in three installments of $1.4 million each, with the first payment due in the third quarter of 2014 and the remaining two payments due March 30, 3015 and March 30, 2016. The Company considers it likely that the performance target will be met.

In order to minimize credit and market risk, the Company has invested $32.0 million of its cash in short-term U.S. treasury instruments, through the direct purchase of treasury bills and through a U.S. treasury money market fund. The remainder of our cash is held in various financial institutions by the parent company and its subsidiaries based on our projected cash needs. To minimize our foreign currency exposure, we maintain funds in foreign currency bank accounts, based on projected foreign currency expenditures.

Quantitative and Qualitative Disclosures About Market Risk.

The Company believes its exposure to market and interest rate risk associated with financial instruments is not material. In order to minimize credit and market risk, the Company has invested the majority of its cash in short-term U.S. treasury instruments, through the direct purchase of treasury bills and through a U.S. treasury money market fund. The remainder of our cash is held in various financial institutions by the parent Company and its subsidiaries based on our projected cash needs. The Company does not use financial instruments for trading or speculative purposes.

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The Company is exposed to potential fluctuations in earnings and cash flows due to changes in foreign exchange rates. The Company’s foreign operations are conducted by its subsidiaries outside of the U.S. in currencies other than the U.S. dollar. Almost all of our non-U.S. subsidiaries conduct their business primarily in their local currencies, which are also their functional currencies. Foreign currency exposures arise from transactions denominated in a currency other than a non-U.S. subsidiary’s functional currency. Additional exposure arises from transactions of the U.S. parent company in currencies other than the U.S. dollar and from cash and receivables held by the U.S. parent company in currencies other than the U.S. dollar. The Company does not believe its exposure to foreign currency risk is significant.

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